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Exhibit 23(e)(1)

                             DISTRIBUTION AGREEMENT

     AGREEMENT made this 26th day of August, 2005, between Legacy Funds Group (the "Trust"), having an office at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS Fund Services Limited Partnership ("Distributor"), having an office at 100 Summer Street, Boston, Massachusetts 02110.

     WHEREAS, the Trust is an open-end management investment company, organized as a Massachusetts business trust and registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, it is intended that Distributor act as the distributor of the shares of beneficial interest ("Shares") of each series of the Trust, as listed on Schedule A, and such series as are hereafter created (all of the foregoing series individually referred to herein as a "Fund" and collectively as the "Funds").

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.   Services as Distributor.

     1.1 Distributor will act as agent of Trust on behalf of each Fund for the distribution of the Shares covered by the registration statement of Trust then in effect under the Securities Act of 1933, as amended (the "Securities Act") and the 1940 Act. As used in this Agreement, the term "registration statement" shall mean the registration statement of the Trust and any amendments thereto, then in effect, including Parts A (the Prospectus), B (the Statement of Additional Information) and C of each registration statement, as filed on Form N-1A, or any successor thereto, with the Commission, together with any amendments thereto. The term "Prospectus" shall mean the then-current form of Prospectus and Statement of Additional Information used by the Funds, in accordance with the rules of the Commission, for delivery to shareholders and prospective shareholders after the effective dates of the above-referenced registration statements, together with any amendments and supplements thereto.

     1.2 Consistent with the understanding between the Funds and the Distributor, Distributor may solicit orders for the sale of the Shares and may undertake such advertising and promotion as it believes reasonable in connection with such solicitation. The Trust understands that Distributor is now and may in the future be the distributor of the shares of many other investment companies or series, including investment companies having investment objectives similar to those of the Trust. The Trust further understands that shareholders and potential shareholders in the Trust may invest in shares of such other investment companies. The Trust agrees that Distributor's duties to other investment companies shall not be deemed in conflict with its duties to the Trust under this Section 1.2.


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     1.3 Consistent with the understanding between the Funds and the
Distributor, and subject to the last sentence of this Section 1.3, Distributor may engage in such activities as it deems appropriate in connection with the promotion and sale of the Shares, which may include advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of Prospectuses to prospective shareholders other than current shareholders, and the printing and mailing of sales literature. Distributor may enter into dealer agreements and other selling agreements with broker-dealers and other intermediaries; provided, however, that Distributor shall have no obligation to make any payments to any third parties, whether as finder's fees, compensation or otherwise, unless (i) Distributor has received a corresponding payment from the applicable Fund's Distribution Plan (as defined in Section 2 of this Agreement), the Fund's investment adviser (the "Adviser") or from another source as may be permitted by applicable law, and (ii) such corresponding payment has been approved by the Trust's Board of Trustees.

     1.4 In its capacity as distributor of the Shares, all activities of the Distributor and its partners, agents, and employees shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, all applicable rules and regulations promulgated by the Commission thereunder, and all applicable rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934.

     1.5 Whenever in their judgment such action is warranted by unusual market, economic or political conditions or by abnormal circumstances of any kind, the Trust's officers may upon reasonable notice instruct the Distributor to decline to accept any orders for or make any sales of the Shares until such time as those officers deem it advisable to accept such orders and to make such sales.

     1.6 The Trust agrees to inform the Distributor from time to time of the states in which the Fund or its administrator has registered or otherwise qualified shares for sale, and the Trust agrees at its own expense to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as the Distributor may designate.

     1.7 The Trust shall furnish from time to time, for use in connection with the sale of the Shares, such supplemental information with respect to the Funds and the Shares as Distributor may reasonably request; and the Trust warrants that the statements contained in any such supplemental information will fairly show or represent what they purport to show or represent. The Trust shall also furnish Distributor upon request with: (a) unaudited semi-annual statements of the Funds' books and accounts prepared by the Trust, (b) a monthly itemized list of the securities in the Funds, (c) monthly balance sheets as soon as practicable after the end of each month, and (d) from time to time such additional information regarding the financial condition of the Funds as the Distributor may reasonably request.

     1.8 The Trust represents and warrants to Distributor that all registration statements, and each Prospectus, filed by the Trust with the Commission under the Securities Act and the 1940 Act shall be prepared in conformity with requirements of said Acts and rules and regulations of the Commission thereunder. The registration statement


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and Prospectus shall contain all statements required to be stated therein in conformity with said Acts and the rules and regulations of the Commission thereunder, and all statements of fact contained in any such registration statement and Prospectus are true and correct in all material respects. Furthermore, neither any registration statement nor any Prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares. The foregoing representations and warranties shall continue throughout the term of this Agreement and be deemed to be of a continuing nature, applicable to all Shares distributed hereunder. The Trust may, but shall not be obligated to, propose from time to time such amendment or amendments to any registration statement and such supplement or supplements to any Prospectus as, in the light of future developments, may, in the opinion of the Trust's counsel, be necessary or advisable. If the Trust shall not propose any amendment or amendments and/or supplement or supplements within 15 days after receipt by the Trust of a written request from Distributor to do so, Distributor may, at its option, terminate this Agreement. In such case, the Distributor will be held harmless from, and indemnified by Trust for, any liability or loss resulting from the failure to implement such amendment. The Trust shall not file any amendment to any registration statement or supplement to any Prospectus without giving Distributor reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Trust's right to file at any time such amendments to any registration statement and/or supplements to any Prospectus, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

     1.9 The Trust authorizes the Distributor and dealers to use any Prospectus in the form furnished by the Trust from time to time in connection with the sale of the Shares.

     1.10 The Distributor may utilize agents in its performance of its services and, with prior notice to the Trust, appoint in writing other parties qualified to perform specific administration services reasonably acceptable to the Trust (individually, a "Sub-Agent") to carry out some or all of its responsibilities under this Agreement; provided, however, that a Sub-Agent shall be the agent of the Distributor and not the agent of the Trust, and that the Distributor shall be fully responsible for the acts of such Sub-Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of a Sub-Agent.

     1.11 The Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Distributor's part in the performance of its duties, from reckless disregard by the Distributor of its obligations and duties under this Agreement, or from the Distributor's failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder. The Trust agrees to indemnify, defend and hold harmless the Distributor, its officers, partners, employees, and any person who controls the Distributor within the meaning of Section 15 of the Securities Act (collectively, "Distributor Indemnitees"), from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims,


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demands or liabilities and any reasonable counsel fees incurred in connection therewith) (collectively, "Claims") which the Distributor Indemnitees may incur under the Securities Act or under common law or otherwise (a) as the result of the Distributor acting as distributor of the Funds and entering into selling agreements, participation agreements, shareholder servicing agreements or similar agreements with financial intermediaries on behalf of the Trust; (b) arising out of or based upon (i) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement or any Prospectus, (ii) any omission, or alleged omission, to state a material fact required to be stated in any registration statement or any Prospectus or necessary to make the statements therein not misleading, or (iii) any untrue statement, or alleged untrue statement, of a material fact in any Trust-related advertisement or sales literature, or any omission, or alleged omission, to state a material fact required to be stated therein to make the statements therein not misleading, in either case notwithstanding the exercise of reasonable care in the preparation or review thereof by the Distributor; or (c) arising out of or based upon the electronic processing of orders over the internet at the Trust's request; provided, however, that the Trust's agreement to indemnify the Distributor Indemnitees pursuant to this Section 1.11 shall not be construed to cover any Claims (A) pursuant to subsection (b) above to the extent such untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Trust by the Distributor for use in the registration statement or in corresponding statements made in the Prospectus, advertisement or sales literature; (B) arising out of or based upon the willful misfeasance, bad faith or gross negligence of the Distributor in the performance of its duties or the Distributor's reckless disregard of its obligations and duties under this Agreement; or (C) arising out of or based upon the Distributor's failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder.

     In the event of a Claim for which the Distributor Indemnitees may be entitled to indemnification hereunder, the Distributor shall provide the Trust with written notice of the Claim, identifying the persons against whom such Claim is brought, promptly following receipt of service of the summons or other first legal process, and in any event within ten (10) days of such receipt. The Trust will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Trust and approved by the Distributor, which approval shall not be unreasonably withheld. In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on the Trust's part, the Distributor shall have the right to participate in the defense. In the event the Trust elects to assume the defense of any such suit and retain counsel of good standing so approved by the Distributor, the Distributor Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where the Trust does not elect to assume the defense of any such suit or in case the Distributor reasonably withholds approval of counsel chosen by the Trust, the Trust will reimburse the Distributor Indemnitees named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a Claim covered under this Section 1.11. The Trust's indemnification agreement contained in this Section 1.11 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitees, and shall survive the delivery of any Shares.


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     1.12 The Distributor agrees to indemnify, defend and hold harmless the
Trust, its officers, Trustees, employees, and any person who controls the Trust within the meaning of Section 15 of the Securities Act (collectively, "Trust Indemnitees"), from and against any and all Claims which the Trust Indemnitees may incur under the Securities Act or under common law or otherwise, arising out of or based upon (a) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement, Prospectus, or Trust-related advertisement or sales literature, or upon any omission, or alleged omission, to state a material fact in such materials that would be necessary to make the information therein not misleading, which untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Trust by the Distributor for use in the registration statement or in corresponding statements made in the Prospectus, or advertisement or sales literature; (b) the willful misfeasance, bad faith or gross negligence of the Distributor in the performance of its duties, or the Distributor's reckless disregard of its obligations and duties under this Agreement, or (c) the Distributor's failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder (other than in respect of Trust-related advertisements or sales literature that fails to comply with applicable laws notwithstanding the exercise of reasonable care in the preparation and review thereof by the Distributor).

     In the event of a Claim for which the Trust Indemnitees may be entitled to indemnification hereunder, the Trust shall provide the Distributor with written notice of the Claim, identifying the persons against whom such Claim is brought, promptly following receipt of service of the summons or other first legal process, and in any event within ten (10) days of such receipt. The Distributor will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Distributor and approved by the Trust, which approval shall not be unreasonably withheld. In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on the Distributor's part, the Trust shall have the right to participate in the defense. In the event the Distributor elects to assume the defense of any such suit and retain counsel of good standing so approved by the Trust, the Trust Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where the Distributor does not elect to assume the defense of any such suit or in case the Trust reasonably withholds approval of counsel chosen by the Distributor, the Distributor will reimburse the Trust Indemnitees named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a Claim covered under this
Section 1.12. The Distributor's indemnification agreement contained in this
Section 1.12 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Trust Indemnitees, and shall survive the delivery of any Shares.

     1.13 No Shares shall be offered by either the Distributor or the Trust under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Trust if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be


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suspended under any of the provisions of the Securities Act or if and so long as a current Prospectus as required by Section 10(b)(2) of said Securities Act is not on file with the Commission; provided, however, that: (a) the Distributor will not be obligated to cease offering shares until it has received from the Trust written notice of such events, and (b) nothing contained in this Section
1.13 shall in any way restrict or have an application to or bearing upon the Trust's obligation to repurchase Shares from any shareholder in accordance with the provisions of the Trust's Prospectus, Agreement and Declaration of Trust, or Bylaws.

     1.14 The Trust agrees to advise the Distributor as soon as reasonably practical by a notice in writing delivered to the Distributor:

          (a) of any request by the Commission for amendments to the registration statement or Prospectus then in effect or for additional information;

          (b) in the event of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or Prospectus then in effect or the initiation by service of process on the Trust of any proceeding for that purpose;

          (c) of the happening of any event that makes untrue any statement of a material fact made in the registration statement or Prospectus then in effect or which requires the making of a change in such registration statement or Prospectus in order to make the statements therein not misleading; and

          (d) of any action of the Commission with respect to any amendment to any registration statement or Prospectus which may from time to time be filed with the Commission, which could reasonably be expected to have a material negative impact upon the offering of Shares.

     For purposes of this section, informal requests by or acts of the Staff of the Commission shall not be deemed actions of or requests by the Commission unless they would reasonably be expected to have a material negative impact upon the offering of Shares.

2.   Fees.

     2.1 Attached as Schedule B to this Agreement are all plans of distribution under Rule 12b-1 under the 1940 Act approved by the Funds and in effect (collectively, the "Distribution Plan"). The Funds will deliver to Distributor promptly after any changes thereto updated copies of the Distribution Plan. For its services under this Agreement, the Distributor shall be compensated as set forth on Schedules C and D to this Agreement. If the Funds have a Distribution Plan that permits and authorizes them to compensate the Distributor and required board approvals have been given, then the Funds shall be responsible for all such compensation or such portions of it as have been permitted and authorized under the Distribution Plan. The Trust and the Distributor acknowledge that any compensation payable to the Distributor by the Funds pursuant to this Agreement is limited to the amount specified under the Distribution Plan, and that


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any amounts payable to the Distributor pursuant to this Agreement which are not permitted and authorized under the Distribution Plan may be paid by the Adviser pursuant to a separate arrangement between the Adviser and the Distributor. The fees set forth on Schedules C and D are subject to change by Distributor upon 30 days advance notice.

     2.2 If: (i) the Distributor properly receives fees from the Funds under the Distribution Plan, other than for services rendered or expenses incurred, that the Distributor is not obligated to pay to third party broker-dealers, plan administrators or others ("Retained Fees"), and (ii) the Funds have authority under the Distribution Plan to pay for some or all of the Distributor's services under this Agreement ("Permitted Services"), then all of the Retained Fees will either be (a) returned to the funds and/or (b) credited against the compensation payable by the funds to the Distributor for Permitted Services; provided, however, that in no event shall any Retained Fees be applied in a manner that results in a reduction of any obligation of the Adviser to compensate the Distributor for services under this Distribution Agreement.

3.   Sale and Payment.

     3.1 Shares of a Fund may be subject to a sales load and may be subject to the imposition of a distribution fee pursuant to the Distribution Plan referred to above. To the extent that Shares of a Fund are sold at an offering price which includes a sales load or subject to a contingent deferred sales load with respect to certain redemptions (either within a single class of Shares or pursuant to two or more classes of Shares), such Shares shall hereinafter be referred to collectively as "Load Shares" (and in the case of Shares that are sold with a front-end sales load, "Front-end Load Shares", or Shares that are sold subject to a contingent deferred sales load, "CDSL Shares"). Funds that issue Front-End Load Shares shall hereinafter be referred to collectively as "Front-End Load Funds." Funds that issue CDSL Shares shall hereinafter be referred to collectively as "CDSL Funds." Front-end Load Funds and CDSL Funds may individually or collectively be referred as "Load Funds." Under this Agreement, the following provisions shall apply with respect to the sale of, and payment for, Load Shares.

     3.2 The Distributor shall have the right to offer Load Shares at their net asset value and to sell such Load Shares to the public against orders therefor at the applicable public offering price, as defined in Section 4 hereof. The Distributor shall also have the right to sell Load Shares to dealers against orders therefor at the public offering price less a concession determined by the Distributor, which concession shall not exceed the amount of the sales charge or underwriting discount, if any, referred to in Section 4 below.

     3.3 Prior to the time of delivery of any Load Shares by a Load Fund to, or on the order of, the Distributor, the Distributor shall pay or cause to be paid to the Load Fund or to its order an amount in New York cleared funds equal to the applicable net asset value of such Shares. The Distributor may retain so much of any sales charge or underwriting discount as is not allowed by the Distributor as a concession to dealers.


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4.   Public Offering Price.

     The public offering price of a Load Share shall be the net asset value of such Load Share next determined, plus any applicable sales charge, all as set forth in the current Prospectus of the Load Fund. The net asset value of Load Shares shall be determined in accordance with the then-current Prospectus of the Load Fund.

5.   Issuance of Shares.

     The Trust reserves the right to issue, transfer or sell Load Shares at net asset values (a) in connection with the merger or consolidation of the Trust or the Load Fund(s) with any other investment company or the acquisition by the Trust or the Load Fund(s) of all or substantially all of the assets or of the outstanding Shares of any other investment company; (b) in connection with a pro rata distribution directly to the holders of Shares in the nature of a stock dividend or split; (c) upon the exercise of subscription rights granted to the holders of Shares on a pro rata basis; (d) in connection with the issuance of Load Shares pursuant to any exchange and reinvestment privileges described in any then-current Prospectus of the Load Fund; and (e) otherwise in accordance with any then-current Prospectus of the Load Fund.

6.   Term, Duration and Termination.

     This Agreement shall become effective with respect to each Fund as of the date first written above (the "Effective Date") (or, if a particular Fund is not in existence on such date, on the earlier of the date an amendment to Schedule A to this Agreement relating to that Fund is executed or the Distributor begins providing services under this Agreement with respect to such Fund) and, unless sooner terminated as provided herein, shall continue for a two year period following the Effective Date. Thereafter, if not terminated, this Agreement shall continue with respect to a particular Fund automatically for successive one-year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting for the purpose of voting on such approval and (b) by the vote of the Trust's Board of Trustees or the vote of a majority of the outstanding voting securities of such Fund. This Agreement is terminable without penalty with 60 days' prior written notice, by the Trust's Board of Trustees, by vote of a majority of the outstanding voting securities of the Trust, or by the Distributor. This Agreement will also terminate automatically in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning as ascribed to such terms in the 1940 Act.)

7.   Privacy.

     Nonpublic personal financial information relating to consumers or customers of the Funds provided by, or at the direction of, the Trust to the Distributor, or collected or retained by the Distributor to perform its duties as distributor, shall be considered confidential information. The Distributor shall not disclose or otherwise use any


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nonpublic personal financial information relating to present or former shareholders of the Funds other than for the purposes for which that information was disclosed to the Distributor, including use under an exception in Rules 13, 14 or 15 of Securities and Exchange Commission Regulation S-P in the ordinary course of business to carry out those purposes. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds. The Trust represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide the Distributor with a copy of that statement annually.

8.   Anti-Money Laundering Compliance.

     8.1 Each of Distributor and the Trust acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects. The Distributor shall also provide written notice to each person or entity with which it entered an agreement prior to the date hereof with respect to sale of the Trust's Shares, such notice informing such person of anti-money laundering compliance obligations applicable to financial institutions under applicable laws and, consequently, under applicable contractual provisions requiring compliance with laws.

     8.2 The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any dealer that is authorized to effect transactions in Shares of the Trust.

     8.3 Each of Distributor and the Trust agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto ("AML Operations"). Distributor undertakes that it will grant to the Trust, the Trust's anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of Distributor's AML Operations, books and records pertaining to the Trust only. It is expressly understood and agreed that the Trust and the Trust's compliance officer shall have no access to any of Distributor's AML Operations, books or records pertaining to other clients of Distributor.

9.   Notices.

     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to it at 3435 Stelzer Road, Columbus, Ohio 43219, Attention: _______, with copy to First Financial Capital Advisors LLC, 300 High Street, Hamilton, Ohio 45011 Attention: Dennis Dietz; and if to Distributor, to it at 100 Summer Street, Boston, Massachusetts 02110, Attn:
Broker Dealer Chief Compliance Officer, with a


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

copy to BISYS Distribution Services, 3435 Stelzer Road, Columbus, Ohio 43219, attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

10.  Confidentiality.

     During the term of this Agreement, the Distributor and the Trust may have access to confidential information relating to such matters as either party's business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, "Confidential Information" means information belonging to the Distributor or the Trust which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the other's Confidential Information. Each party will protect the other's Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party's Confidential Information other than in connection with its duties and obligations hereunder. Notwithstanding the foregoing, a party may disclose the other's Confidential Information if (i) required by law, regulation or legal process or if requested by any Agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of
(i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicably and cooperate with the other party (at such other party's expense) in any efforts to prevent such disclosure.

10.  Governing Law.

     This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act.

11.  Prior Agreements.

     This Agreement constitutes the complete agreement of the parties as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement. Without limited the foregoing, this Agreement supersedes and replaces that certain Distribution Agreement dated May 13, 2002 between the parties, which agreement is hereby terminated.


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12.  Amendments.

     No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

13.  Matters Relating to the Trust as a Massachusetts Business Trust

     It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

                                   * * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

                                        LEGACY FUNDS GROUP


                                        By: /s/ Mark W. Immelt
                                            ------------------------------------
                                        Name: Mark W. Immelt
                                        Title: President


                                        BISYS FUND SERVICES LIMITED PARTNERSHIP

                                        By: BISYS FUND SERVICES, INC.,
                                            its General Partner


                                        By: /s/ Fred Naddaff
                                            ------------------------------------
                                        Name: Fred Naddaff
                                        Title: President


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

                                   SCHEDULE A

                                      FUNDS

The Multi-Cap Core Equity Fund
The Core Bond Fund
The Federal Money Fund


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

                                   SCHEDULE B

                               LEGACY FUNDS GROUP
                              PLAN OF DISTRIBUTION
                             PURSUANT TO RULE 12B-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940
                                (CLASS A SHARES)

     Plan of Distribution adopted as of April 1, 2002 by Legacy Funds Group, a Massachusetts business trust (the "Trust"), on behalf of the Class A shares of its separately designated series (the "Funds").

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company;

     WHEREAS, each Fund is a separately designated investment series of the Trust with its own investment objective, and policies offering separate classes of shares of beneficial interest, par value $.001 per share, of the Trust (the "Shares");

     WHEREAS, the Trust has entered into a Distribution Agreement with BISYS Fund Services Limited Partnership (the "Distributor"), pursuant to which the Distributor acts as the exclusive distributor and representative of the Trust in the offer and sale of the Shares to the public;

     WHEREAS, the Trust desires to adopt this Plan of Distribution (the "Plan") in accordance with Rule 12b-1 under the 1940 Act, pursuant to which each Fund may pay an account maintenance fee and a distribution and servicing fee to the Distributor with respect to Class A shares of the Fund; and

     WHEREAS, the Board of Trustees of the Trust (the "Trustees") as a whole and the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreement entered into in connection with this Plan (the "Independent Trustees"), in considering whether the Funds should implement a written plan, have requested and evaluated such information as they deemed necessary to an informed determination as to whether a written plan should be implemented and have considered such pertinent factors as they deemed necessary to form the basis for a decision to use assets attributable to Class A shares for such purposes; and

     WHEREAS, the Trustees as a whole and the Independent Trustees, in voting to approve such a plan, have concluded, in the exercise of reasonable business judgment and in light of their respective fiduciary duties that there is a reasonable likelihood that this Plan will benefit each Fund and its Class A shareholders.

     NOW THEREFORE, the Trust on behalf of the Funds hereby adopts this Plan on the following terms:


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

     1. Distribution and Servicing Activities. Each Fund shall pay the Distributor a distribution and servicing fee under the Plan at the end of each month at the annual rate of up to 0.25% of average daily net assets attributable to Class A shares of the Fund to compensate the Distributor and broker-dealers for providing sales and promotional activities and services and for the provision of personal services to holders of Class A shares and/or the maintenance of such shareholder accounts. Such activities will relate to the sale, promotion and marketing of each Fund's Class A shares and servicing Class A shareholder accounts. Payments may be made for sales commissions to financial consultants for selling Class A shares, compensation, sales incentives and payments to sales and marketing personnel, and on expenses incurred in connection with sales and promotional activities, including advertising expenditures related to the Class A shares and the costs of preparing and distributing promotional materials with respect to such Class A shares. Payment of the distribution and servicing fee described in this Section 1 shall be subject to any limitations set forth in applicable regulations of the National Association of Securities Dealers, Inc. Nothing herein shall prohibit the Distributor from collecting distribution and servicing fees in any given year, as provided hereunder, in excess of expenditures made in such year for sales and promotional activities with respect to the Funds.

     2. Payments to Other Parties. The Funds hereby authorize the Distributor to enter into agreements with broker-dealers to provide compensation to such broker-dealers for activities and services of the type referred to in Section 1 hereof. The Distributor may reallocate all or a portion of its distribution and servicing fee for distribution activities to such broker-dealers as compensation for the above-mentioned activities and services. Such agreements shall provide that the broker-dealers deliver to the Distributor such information as is reasonably necessary to permit the Distributor to comply with the reporting requirements set forth in Section 5 hereof.

     3. Related Agreements. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide, as to each Fund:

          (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of Class A shares of the Fund, on not more than 60 days' written notice to any other party to the agreement; and

          (b) that such agreement shall terminate automatically in the event of its assignment.

     4. Quarterly Reports. The Trustees shall be provided, at least quarterly, a written report of all amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

     5. Term and Termination.

          (a) As to each Fund, this Plan shall become effective as of the date hereof, and unless terminated as herein provided, shall continue from year to year thereafter, so long as such continuance is specifically approved at least annually by votes, cast in person at a meeting called for the purpose of voting on such approval, of a majority of both (i) the Trustees and (ii) the Independent Trustees of the Trust.


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

          (b) As to each Fund, this Plan may be terminated without penalty at any time by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of Class A shares of the Fund.

     6. Amendments. As to each Fund, this Plan may not be amended to increase materially the maximum expenditures permitted by Section 1 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of Class A shares of the Fund, and no material amendment to this Plan shall be made unless approved in the manner provided for the annual renewal of this Plan in Section 5(a) hereof.

     7. Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 4 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

     8. Definition of Certain Terms. For purposes of this Plan, the terms "assignment", "interested person", "majority of the outstanding voting securities", and "principal underwriter" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted to either the Trust or the principal underwriter of the Shares by the Securities and Exchange Commission or its staff.

     9. Separate Series. Pursuant to the provisions of the Declaration of Trust, each Fund is a separate series of the Trust, and all debts, liabilities and expenses of Class A shares of the relevant Fund shall be enforceable only against the assets of Class A shares of such Fund and not against the assets of any other Fund or class of shares or of the Trust as a whole or any Trustee, officer or shareholder of the Trust individually.


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

                                   SCHEDULE C

                         COMPENSATION OF THE DISTRIBUTOR

1. BASIC DISTRIBUTION SERVICES. For providing the distribution entity and related infrastructure and platform, including requisite registrations and qualifications, premises, personnel, compliance, ordinary fund board meeting preparation, maintenance of selling agreements, clearance of advertising and sales literature with regulators, filing appropriate documentation for advisory representatives to qualify as registered representatives of the Distributor (provided that the Adviser is solely responsible for its representatives' meeting examination requirements) and their related registrations and fees, ordinary supervisory services, overhead, Financial Research Corporation's Mutual Fund Views on the News and Monitor publications, and return on investment, the Distributor shall receive an annual fee of $75,000, billed monthly.

2. SPECIAL DISTRIBUTION SERVICES. For special distribution services, including those set forth on Schedule D to this Agreement, such as additional personnel, registrations, marketing services, printing and fulfillment, website services, proprietary distribution expertise for particular circumstances, and any other services in addition to the basic distribution services covered by Paragraph 1 above, the Distributor shall be reimbursed promptly upon invoicing its expenses for such services, including: (a) all costs to support additional personnel; (b) regulatory fees including NASD CRD costs associated with marketing materials; and (c) printing, postage and fulfillment costs, and (d) amounts payable under additional agreements to which Distributor is a party.

3. SPECIAL CONDUIT SITUATIONS. If the Distribution Plan, or any other Fund plans of distribution under Rule 12b-1 that contemplate up front and/or recurring commission and/or service payments to broker dealers, retirement plan administrators or others by the Distributor with respect to back-end loads, level loads, or otherwise, unless expressly agreed otherwise in writing between the parties, all such payments shall be made to the Distributor, which shall act as a conduit for making such payments to such broker-dealers, retirement plan administrators or others.

4. OTHER PAYMENTS BY THE DISTRIBUTOR. If the Distributor is required to make any payments to third parties in respect of distribution, which payments are contemplated by the parties to the distribution agreement or otherwise arise in the ordinary course of business, the Distributor shall be promptly reimbursed for such payments upon invoicing them.

5. FEE ADJUSTMENTS. The fixed fees and other fees expressed as stated dollar amounts in this Schedule C and in this Agreement are subject to annual increases, commencing on the one-year anniversary date of the date of this Agreement, in an amount equal to the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter," or a similar index should such index no longer be published, since such one-year anniversary or since the date of the last fee increase, as applicable.


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

                                   SCHEDULE D

                     SPECIAL DISTRIBUTION SERVICES AND FEES

SERVICES                                FEES
-------------------------------------   ----------------------------------------
1. WHOLESALING PERSONNEL SERVICES       WHOLESALING PERSONNEL SERVICES FEES

Wholesaling Personnel may be external   For each individual constituting the
wholesalers and/or internal             Wholesaling Personnel employed by the
wholesalers.                            Distributor pursuant to this Agreement,
                                        the Distributor shall receive annually
Services include soliciting support     an amount equal to the sum of:
of the Funds with selling broker
dealers; participating in promotional   (i) all compensation paid annually by
meetings, presentations, conferences    the Distributor to the employee; plus
and other and forums; identifying
high potential personnel of the         (ii) a management oversight fee equal
Adviser and selling broker dealers;     to:
and assisting with mail solicitations
and literature fulfillment.                  (a)  if one to four Wholesaling
                                                  Personnel are employed, 30% of
                                                  the salary compensation and 5%
                                                  of the bonus or commission
                                                  compensation, or

                                             (b)  if five or more Wholesaling
                                                  Personnel are employed, 25% of
                                                  the salary compensation and 5%
                                                  of the bonus or commission
                                                  compensation;

                                        plus

                                        (iii) 18% of the total compensation
                                        (covering costs of the Distributor's
                                        employee benefits that are provided by
                                        the Distributor).

                                        In addition, the Distributor shall be
                                        reimbursed for all related costs to
                                        support, educate and train and maintain
                                        compliance oversight of Wholesaling
                                        Personnel and other personnel such as
                                        sales management, marketing and
                                        performance reporting personnel
                                        (including time and expenses, continuing education, seminars, rent, supplies, phone, computers, firm element, license, registration)

                                        Upon any termination of Wholesaling
                                        Personnel at the request of the Funds or upon termination of this Agreement by the Funds for any reason other than cause, the Distributor will be reimbursed its severance costs with respect to such terminated Wholesaling
                                        Personnel.


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

2. MARKETING AND RELATED SERVICES       MARKETING AND RELATED SERVICES FEES

Marketing Execution: services include   Marketing Execution: Quote available
identification and development of       upon request.
appropriate marketing and
communications programs, projects and   Performance Reporting
other initiatives; collaboration on
initiating, researching, developing,         Monthly Reports
and delivering appropriate sales and
marketing materials; and management          Monthly Updating and Typesetting --
of marketing and advertising                 $850 - $1,000 per sheet per month
projects.                                    (for an All-in-One style report)

Performance Reporting: services              Initial Design and Setup (1-time
include creation of templates for            charge) -- $500 per sheet
monthly fact sheets and quarterly
fact sheets; populating templates            Quarterly Reports
with performance data obtained from
third parties; and coordinating steps        Quarterly Updating and Typesetting
needed for final printing and                -- $300 - $350 per Fund sheet per
distribution.                                Share Class per quarter

Creative Communication and Editorial         Initial Design and Setup per Fund
Services: services include preparing         sheet (1-time charge) -- $500 per
drafts of textual commentary and             Fund sheet
management discussion and analysis
for annual; and semi-annual reports,         Annual & Semi-Annual Reports
including portfolio manager
interviews; providing creative design        Coordination:
and direction; and coordinating
production, including typesetting       -    $3,000 Initial Fee (includes
(initial composition and changes to          Chairman's Letter and 1st Fund)
composition), charts and ancillary
items.                                  -    $500 for each additional Fund

Production Timing:                           NOTE: The above charges do not
                                             include the typesetting, printing,
-    No timing guarantees can be made        shipping, fulfillment, Edgar filing
     for completion of monthly and           or quick-turnaround charges that
     quarterly fact sheets where any         may be incurred from the financial
     of the information needed to            printer. The above fees are for
     produce the reports is generated        coordinating the project only.
     by service providers other than
     the Distributor. However, a        Creative Communication and Editorial
     basic estimate of turnaround       Services
     time may be given based upon
     when the unit receives all         Quote available upon request.
     necessary data in good order.
     Under normal conditions, the
     Performance Reporting unit
     expects to make proofs ready for
     review (either printed or
     electronic PDF format) by the
     4th business day after the final
     piece of data is received. If
     compliance review is necessary
     (e.g., when Morningstar ratings
     data is used) an additional 2
     days may be required for review.

-    Printing turnaround (once the
     factsheets are signed-off by the
     client) is usually approximately
     4-5 calendar days with most jobs
     shipping by the 5th day.

-    If requested, final electronic
     PDF files may be generated and
     e-mailed on the day the job is
     signed-off on by the client.
     These PDFs may be distributed
     and printed as necessary until
     the final printed pieces arrive.


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

3. FRC SERVICES                         FRC SERVICES FEES

FRC's program components include:       Market Analytics Publications: Quote
                                        available upon request.
- Market Analytics Publications
- Advanced Research Publications        Advanced Research Publications:
- Analyst Support
- SME Direct Access                     -    Topic Briefs

The Trust acknowledges that certain     -    FRC Focus (typical cost is
FRC publications may be provided only        approximately $1,500)
to parties that have entered into a
written agreement or addendum that           White Papers - FRC Vision (typical
sets forth the terms of use of such          cost is approximately $2,500)
publications and the associated fee.
The Trust will notify the Distributor   -    Research Studies (costs vary,
whether the Trust or the Adviser or          however typically range between
both will enter into such an                 $3,500 and $12,500)
agreement or addendum. The Trust
acknowledges that if only one of the    Analyst Support: Quote available upon
Trust or the Adviser enters into such   request
agreement or addendum, the other
party will be prohibited from           SME Direct Access: Quote available upon
receiving or using such publications.   request

                                        Other FRC Fees:

                                        -    Client participation in funding FRC
                                             Franchise Level program: $12,500

                                        -    All subsequent content and support
                                             hours may be purchased at a 20%
                                             discount from standard pricing.

Expenses Applicable to Special Distribution Services

Except as expressly set forth above, out-of-pocket expenses incurred by Distributor in the performance of its services under this Agreement are not included in the above fees. Such out-of-pocket expenses may include, without limitation:

-    reasonable travel and entertainment costs;

- expenses incurred by the Distributor in qualifying, registering and maintaining the registration of the Distributor and each individual comprising Wholesaling Personnel as a registered representative of the Distributor under applicable federal and state laws and rules of the NASD, e.g., CRD fees and state fees;

-    Sponsorships, Promotions, Sales Incentives;

- any and all compensation to be paid to a third party as paying agent for distribution activities (platform fees, finders fees, sub-TA fees, 12b-1 pass thru, commissions, etc.);

- costs and expenses incurred for telephone service, photocopying and office supplies;


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

-    advertising costs;

- costs for printing, paper stock and costs of other materials, electronic transmission, courier, talent utilized in sales materials (e.g. models), design output, photostats, photography, and illustrations;

-    packaging, shipping, postage, and photocopies; and

- taxes that are paid or payable by the Distributor or its affiliates in connection with its services hereunder, other than taxes customarily and actually imposed upon the income that the Distributor receives hereunder.


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